Exhibit (h)(4)

AMENDED AND RESTATED

SHAREHOLDER SERVICES PLAN

This Shareholder Services Plan (the “Plan”) as amended and restated March 12, 2013 constitutes the shareholder services plan of the classes of Shares of the series (the “Funds”) of Forward Funds (the “Trust”) listed on Exhibit A.

Section 1. Each Fund is authorized to pay banks and their affiliates and other institutions, including broker-dealers (“Participating Organizations”), an aggregate fee with respect to the Investor Class, Institutional Class, Class A, Class B, Class C and/or Advisor Class Shares of each Fund (collectively referred to herein as “Shares”) in an amount not to exceed on an annual basis the amount listed in Exhibit A of the average daily net asset value of the respective class of Shares of such Fund (the “Plan Fee”) as compensation for providing service activities pursuant to an agreement with a Participating Organization.

Section 2. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

Section 3. The Plan shall continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 2.

Section 4. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended.

Section 5. The Plan may be terminated as to a particular Class of Shares or as to all Classes of Shares at any time, without any penalty, by a vote of the majority of the Trustees on 60 days’ notice.

Section 6. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide:

(a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees on not more than 60 days’ written notice to any other party to the agreement; and

(b) That such agreement shall terminate automatically in the event of its assignment.

Section 7. The Plan may not be amended to increase materially the amount of the Plan Fee permitted pursuant to Section 1 hereof, and no material amendments to the Plan shall be made, unless approved in the manner provided for approval of the Plan in Section 2.

Section 8. As used in the Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

FORWARD FUNDS

By:	/s/ J. Alan Reid, Jr.
Name:	J. Alan Reid, Jr.
Title:	President

Approved: June 9, 2005

Amended December 7, 2006

Amended March 8, 2007

Amended January 8, 2008

Amended May 1, 2008

Amended September 16, 2008

Amended November 7, 2008

Amended January 8, 2009

Amended April 29, 2009

Amended June 3, 2009

Amended June 26, 2009

Amended September 25, 2009

As Amended January 13, 2010, Effective May 1, 2010

As Amended September 20, 2010

As Amended April 19, 2011

As Amended May 1, 2011

As Amended September 8, 2011

As Amended December 12, 2012

As Amended March 12, 2013

Exhibit A

(to the Forward Funds Shareholder Services Plan)

May 1, 2013

	Fee Rate (expressed as a percentage of the Fund’s average daily net assets attributable to the noted class of shares)
Fund	Class A	Class B	Class C	Advisor Class	Investor Class	Institutional Class
Forward Balanced Allocation Fund	None	N/A	0.25%	N/A	0.25%	None
Forward Commodity Long/Short Strategy Fund	N/A	N/A	0.25%	0.10%	0.15%	0.05%
Forward Core Strategy Long/Short Fund	N/A	N/A	0.25%	0.10%	0.15%	0.05%
Forward Credit Analysis Long/Short Fund	0.20%	N/A	0.25%	0.10%	0.15%	0.05%
Forward EM Corporate Debt Fund	N/A	N/A	0.25%	N/A	0.15%	0.05%
Forward Emerging Markets Fund	N/A	N/A	0.25%	0.10%	0.15%	0.05%
Forward Endurance Long/Short Fund	N/A	N/A	0.25%	0.10%	0.15%	0.05%
Forward Floating NAV Short Duration Fund	N/A	N/A	0.25%	0.10%	0.15%	0.05%
Forward Frontier Strategy Fund	N/A	N/A	N/A	0.10%	0.15%	0.10%
Forward Global Credit Long/Short Fund	N/A	N/A	0.25%	0.10%	0.15%	0.05%
Forward Global Dividend Fund	0.20%	N/A	0.25%	N/A	0.15%	0.05%
Forward Global Infrastructure Fund	0.20%	0.25%	0.25%	0.10%	0.15%	0.05%

	Fee Rate (expressed as a percentage of the Fund’s average daily net assets attributable to the noted class of shares)
Fund	Class A	Class B	Class C	Advisor Class	Investor Class	Institutional Class
Forward Growth & Income Allocation Fund	None	N/A	0.25%	N/A	0.25%	None
Forward Growth Allocation Fund	None	N/A	0.25%	N/A	0.25%	None
Forward High Yield Bond Fund	N/A	N/A	0.25%	N/A	0.25%	0.10%
Forward Income & Growth Allocation Fund	None	N/A	0.25%	N/A	0.25%	None
Forward Income Builder Fund	None	N/A	0.25%	N/A	0.25%	None
Forward International Dividend Fund	0.20%	N/A	0.25%	0.10%	0.15%	0.05%
Forward International Real Estate Fund	0.20%	N/A	0.25%	0.10%	0.15%	0.05%
Forward International Small Companies Fund	0.20%	N/A	0.25%	0.10%	0.15%	0.05%
Forward Investment Grade Fixed-Income Fund	N/A	N/A	N/A	N/A	0.25%	0.10%
Forward Managed Futures Strategy Fund	N/A	N/A	0.25%	0.10%	0.15%	0.05%
Forward Multi-Strategy Fund	None	N/A	0.25%	N/A	0.25%	None
Forward Real Estate Fund	0.20%	N/A	0.25%	N/A	0.15%	0.05%
Forward Real Estate Long/Short Fund	0.20%	0.25%	0.25%	0.10%	0.15%	0.05%
Forward Select EM Dividend Fund	0.20%	N/A	0.25%	0.10%	0.15%	0.05%

	Fee Rate (expressed as a percentage of the Fund’s average daily net assets attributable to the noted class of shares)
Fund	Class A	Class B	Class C	Advisor Class	Investor Class	Institutional Class
Forward Select Income Fund	0.20%	0.25%	0.25%	0.10%	0.15%	0.05%
Forward Small Cap Equity Fund	0.20%	N/A	0.25%	0.10%	0.15%	0.05%
Forward Tactical Enhanced Fund	0.20%	N/A	0.25%	0.10%	0.15%	0.05%
Forward Tactical Growth Fund	0.20%	N/A	0.25%	0.10%	0.15%	0.05%
Forward Total MarketPlus Fund	N/A	N/A	0.25%	N/A	0.25%	0.10%
Forward U.S. Government Money Fund	None	N/A	0.25%	N/A	0.25%	None